EXHIBIT 99.1

CONTACT:  Mark Collinson
CCG Investor Relations
310-954-1343
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA 90024

For Immediate Release

Unico American Corporation Approves Additional Repurchase of 500,000 shares

Woodland Hills, California, December 22, 2008 – Unico American Corp. (NASDAQ – “UNAM”) (“Unico,” the “Company”), an insurance holding company that, through its subsidiaries, including Crusader Insurance Company, offers a variety of property and casualty insurance products and services, announced today that on December 19, 2008, its Board of Directors authorized a stock repurchase program to acquire up to 500,000 shares of its outstanding common stock. This stock repurchase program is in addition to the stock repurchase program previously adopted by the Company under which it presently has remaining authority to repurchase approximately 17,000 shares. The timing of repurchases will be dependent upon several factors, including the market price of the Company's securities, the Company's capital position, consideration of the effect of any repurchases on the Company's financial strength or ratings, and other corporate considerations. The repurchase program may be modified, extended or terminated by the Board of Directors at any time.

Mr. Erwin Cheldin, President of Unico, said, "Our first priority is always to maintain a solid capital position, especially during a period of unprecedented market volatility and uncertainty.  At this time we believe the benefit of our diverse specialty insurance business performance and prospects are not fully reflected in our stock price.  By the same token we believe that, in the current market, some use of capital to repurchase shares may have returns greater than can be obtained in support of business expansion and at the same time allow us to maintain a conservative stance with regard to capital adequacy.  Our buyback program will be executed to provide maximum flexibility to respond to changing market conditions and the management and Board’s views of the benefits from alternative uses of our capital.”

The Company plans to repurchase shares from time to time in the open market and through negotiated private transactions, subject to market and other conditions.  It is anticipated that all repurchased shares will be retired.

About Unico American Corp.

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through Crusader Insurance Company since 1985. For more information, please visit the Company’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” “plan” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.